Exhibit 2.5

Medigus Ltd.
7A Omer Industrial Zone, Omer
Telephone: 08-6466880, Fax: 08-6466770

This letter is valuable and should be kept under excellent supervision

Migdal Insurance Holdings Ltd. [(Profit-Sharing) / (Pension and Provident Funds)]
4 Ef'al Street
Petah Tikva

Omer, August 25, 2014

Re: Issuance Letter

We hereby inform you that we have issued in your name, Migdal Insurance Holdings Ltd. [(Profit-Sharing Accounts) / (Pension and Provident Funds)], [______] Warrants (Series E), registered under your name, not registered for trading, exercisable into [______] ordinary shares par value NIS 0.01 (the "Warrants (Series E)"), in accordance with the supplementary report of the convening of the general meeting of the company's shareholders, dated August 4, 2014 (reference number: 2014-01-126765) (hereinafter: “Meeting Convening Report”), and in accordance with the terms specified in the Meeting Convening Report.

The rights attached to the Warrants (Series E) are specified in the Meeting Convening Report.

The company will not issue certificates for the Warrants (Series E) and their holdings will be in accordance with the issuance letter and in accordance with the registry of the holders of Warrants (Series E), which the company will administer.

Sincerely, Medigus Ltd

I, Hadas Raby, Adv., hereby certify that Mr. Avraham Ben-Tzvi, Company Counsel and Secretary, signed this document and that his signature binds the Company with respect to this issuance letter.

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Hadas Raby, Adv.